As filed with the Securities and Exchange Commission on March 8, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SuccessFactors, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	94-3398453
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

SuccessFactors, Inc.

1500 Fashion Island Blvd., Suite 300

San Mateo, California 94404

(650) 645-2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2007 Equity Incentive Plan

(Full title of the plans)

Lars Dalgaard

Chief Executive Officer

SuccessFactors, Inc.

1500 Fashion Island Blvd., Suite 300

San Mateo, California 94404

(650) 645-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Hillary B. Smith, Esq.

General Counsel and Secretary

SuccessFactors, Inc.

1500 Fashion Island Blvd., Suite 300

San Mateo, California 94404

(650) 645-2000

Jeffrey R. Vetter, Esq.

Fenwick & West LLP

801 California Street

Mountain View, California 94041

(650) 988-8500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	3,884,721(2)	35.12(3)	$136,431,401.52(3)	$15,839.69

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2007 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents additional shares reserved for issuance under the Plan as a result of the automatic increase provision of the Plan. Shares issuable under the Plan were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on December 7, 2007 (Registration No. 333-147909), May 8, 2009 (Registration No. 333-159087) and May 4, 2010 (Registration No. 333-166490).
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act and based upon the average of the high and low sales prices reported on the NASDAQ Global Select Market on March 1, 2011.

EXPLANATORY NOTE

This registration statement on Form S-8 registers an aggregate of 3,884,721 additional shares of common stock reserved for issuance for awards granted under the Registrant’s 2007 Equity Incentive Plan, pursuant to the automatic increase provisions of such plan. This registration statement on Form S-8 hereby incorporates by reference the contents of the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission on December 7, 2007 (Registration No. 333-147909), May 8, 2009 (Registration No. 333-159087) and May 4, 2010 (Registration No. 333-166490).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 8th day of March 2011.

SUCCESSFACTORS, INC.

By:	/s/ LARS DALGAARD
Lars Dalgaard
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lars Dalgaard, Bruce C. Felt, Jr. and Hillary B. Smith, and each of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ LARS DALGAARD Lars Dalgaard	Chief Executive Officer and Director (Principal Executive Officer)	March 8, 2011

/s/ BRUCE C. FELT, JR. Bruce C. Felt, Jr.	Chief Financial Officer (Principal Accounting and Financial Officer)	March 8, 2011

/s/ DOUGLAS J. BURGUM Douglas J. Burgum	Chairperson of the Board of Directors	March 8, 2011

/s/ ERIC C. W. DUNN	Director	March 8, 2011
Eric C.W. Dunn

/s/ WILLIAM H. HARRIS, JR. William H. Harris, Jr.	Director	March 8, 2011

/s/ WILLIAM E. MCGLASHAN, JR. William E. McGlashan, Jr.	Director	March 8, 2011

/s/ ELIZABETH A. NELSON Elizabeth A. Nelson	Director	March 8, 2011

/s/ JOHN G. SCHWARZ John G. Schwarz	Director	March 8, 2011

II-1

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation of Registrant.	10-K	001-33755	3.1	3/5/08

4.2	Amended and Restated Bylaws of Registrant.	10-K	001-33755	3.2	3/5/08

4.3	Form of Registrant’s common stock certificate.	S-1	333-144758	4.1	10/31/07

4.7	2007 Equity Incentive Plan.	S-1	333-144758	10.4	11/13/07

4.8	Form of Notice of Stock Option Grant, Stock Option Agreement and Stock Option Exercise Agreement, Notice of Restricted Stock Award Grant and Restricted Stock Purchase Agreement, Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement, Notice of Stock Bonus Award Grant and Stock Bonus Agreement and Notice of Stock Appreciation Right Grant and Stock Appreciation Right Agreement under the 2007 Equity Incentive Plan.	S-1	333-144758	10.5	11/9/07

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.					X

23.3	Consent of Fenwick & West LLP (contained in Exhibit 5.1).					X

24.1	Power of Attorney (included on signature page of this Registration Statement).					X